Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-175987

Prospectus Supplement No. 3

2,901,734 Shares of Common Stock

NuPathe Inc.

This Prospectus Supplement No. 3 amends our Prospectus dated August 15, 2011, which was supplemented by our Prospectus Supplement No. 1 dated August 15, 2011 and our Prospectus Supplement No. 2 dated August 30, 2011. The shares that are the subject of the Prospectus have been registered to permit their sale to the public by the selling stockholder named in the Prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $30.0 million in proceeds from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on August 2, 2011.

This Prospectus Supplement No. 3 is being filed to include the information set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which was filed with the Securities and Exchange Commission on November 14, 2011 and which is set forth below. This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus dated August 15, 2011, the Prospectus Supplement No. 1 dated August 15, 2011 and the Prospectus Supplement No. 2 dated August 30, 2011.

Our common stock is listed on The NASDAQ Global Market under the ticker symbol “PATH.” On November 11, 2011, the last reported sale price per share of our common stock was $2.75 per share. The shares of common stock offered pursuant to this Prospectus have been approved for listing on The NASDAQ Global Market.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 of the Prospectus and page 21 of this Prospectus Supplement No. 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is November 14, 2011.